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                                                                  Exhibit 5.1

Madge Networks N.V.
Transpolis Schiphol Airport
Polaris Avenue 23
2132 JH Hoofddorp
The Netherlands



Amsterdam,       4 February 2000
Re               Madge Networks N.V.

Ladies and Gentlemen,

We have acted as special counsel on matters of Dutch law to Madge Networks N.V., a company incorporated under the laws of the Netherlands with corporate seat in Amsterdam, (the "Company") in connection with the registration of the Registration Statement on Form F-3 (SEC File no. 333-94963) (the "Registration Statement") of the Company, filed with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended, of $30,000,000 in maximum aggregate offering price of the following securities (collectively, the "Securities"): (i) debt securities, (ii) common shares, par value one Dutch Guilder per share (the "Common Shares"), (iii) share purchase units, (iv) share purchase contracts and (v) warrants to purchase shares of Common Shares and debt securities.

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorisation and issuance of the Securities, including the Common Shares, and the filing of the Registration Statement. In rendering this opinion, we have examined and relied upon the following documents:

1. A copy of the articles of association ("statuten") of the Company dated 9 August 1996 (the "Articles");

2. An excerpt of the registration of the Company in the Trade Register of the Chamber of Commerce of Amsterdam dated 3 February 2000 (the "Excerpt");

3.       A copy of the Registration Statement of the Company dated 19 January
         2000;

4. A copy of the Amendment No. 1 to the Registration Statement dated 28 January 2000
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         (the "Amendment No. 1");

5. A copy of the management board resolution of the Company dated 16 January 2000, relating to the decision to register the Registration Statement with the Securities Commission;

6. A copy of the management board resolution of the Company dated 27 January 2000 relating to the decision to reserve for issuance under the Registration Statement up to five million Common Shares in the Company;

and such other documents and such other laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

Our examination referred to above has been limited to the text of the documents. For the purpose of the opinion expressed herein, we have made the following assumptions:

(i) all signatures on original documents are the genuine signatures of the persons purported to have executed the same and all copies (in whatever form) conform to the originals;

(ii) the Excerpt fully and accurately reflects the corporate status and position of the Company;

(iii) the resolution referred to above under 5(a) correctly reflects the resolution made by the Management Board in respect of the transactions contemplated by the Registration Statement, (b) has been made with due observance of the Articles and (c) will not be amended, revoked, or declared null and void by a competent court;

(iv) the resolution referred to above under 6(a) correctly reflects the resolution made by the Management Board in respect of its decision to reserve Common Shares, (b) has been made with due observance of the Articles and (c) will not be amended, revoked, or declared null and void by a competent court;

(v) the Company has not been dissolved ("ontbonden"), granted a suspension of payment ("surseance van betaling verleend") or declared bankrupt ("failliet verklaard"). Although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Excerpt, (b) information obtained by telephone today from the bankruptcy clerk's office ("faillissementsgriffie") of the District Court in Amsterdam;


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(vi)     the nominal amount of the Common Shares and any share premium agreed upon will, at the time of issue, be duly paid up; and

(vii) the amount of the authorised share capital ("maatschappelijk kapitaal") of the Company at the time of issuance is sufficient to allow for the issuance of the Common Shares.

We express no opinion on any law other than Dutch law (unpublished case law not included), as it currently stands.

In this opinion Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the Netherlands law and be brought before a Netherlands court.

Based upon the foregoing (including documents listed above and the assumptions set out above) and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the following opinion:

A. The Common Shares to be offered and sold by the Company in the manner contemplated by the Registration Statement and the Amendment No. 1 have been duly authorised and upon issuance of payment for such shares in the manner contemplated by the Registration Statement, such Common Shares will be validly issued by the Company in accordance with the laws of the Netherlands and will be fully paid, and nonassessable.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or

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the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ J.D. Kleyn              /s/ N.R. van de Vijver
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J.D. Kleyn                    N.R. van de Vijver

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